EXHIBIT 5.1

                  [Letterhead of Troop Steuber Pasich Reddick & Tobey, LLP]



                                       August 13, 1999

Aames Financial Corporation
350 South Grand Avenue, 52nd Floor
Los Angeles, California 90071


Ladies/Gentlemen:

      At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") to which this letter is attached as Exhibit 5.1 filed by Aames Financial Corporation, a Delaware corporation (the "Company"), to register under the Securities Act of 1933 (the "Act") (i) subscription rights to purchase up to an aggregate of 31,016,964 shares of Series C Convertible Preferred Stock (the "Rights"), (ii) up to 31,016,964 shares of Series C Convertible Preferred Stock, par value $0.001 per share (the "Series C Stock"), and (iii) up to 31,016,964 shares of Common Stock, par value $0.001 per share (the "Common Stock" and, together with the Rights and the Series C Stock, the "Securities").

      Assuming completion of the Recapitalization, as such term is defined in the Registration Statement, the completion of which is a condition to the completion of the rights offering, we are of the opinion that the Securities have been duly authorized, and upon issuance and sale in conformity with and pursuant to the Registration Statement, the Securities will be validly issued, fully paid and non-assessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement and to use of our name in the Prospectus constituting a part thereof.

                             Respectfully Submitted,

                             /s/ TROOP STEUBER PASICH REDDICK & TOBEY, LLP